AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER, dated as of July 30 , 2003 (the "Merger Agreement"), between KBF Pollution Management, Inc., a New York corporation (the "Company"), and Veridium Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (the "Delaware Company").


WHEREAS, on the date hereof, the Company has authority to issue 500,000,000 shares of Common Stock, par value $.00001 per share (the "New York Common Stock"), of which 375,397,705 shares are issued and outstanding and options to purchase 104,242,210 shares are outstanding.


WHEREAS, on the date hereof the Delaware Company has authority to issue 50,000,000 shares of Common Stock, par value $.001 per share (the "Delaware Common Stock"), of which no shares are issued and outstanding and 5,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding;


WHEREAS, the respective Boards of Directors of the Company and the Delaware Company have determined that it is advisable and in the best interests of each of such corporations that the Company merge with and into the Delaware Company upon the terms and subject to the conditions set forth herein for the purpose of effecting the change of the state of incorporation of the Company from New York to Delaware;


WHEREAS, the respective Boards of Directors of the Company and the Delaware Company have by resolutions duly adopted, approved this Merger Agreement;


WHEREAS, the Company has approved this Merger Agreement in its capacity as the sole stockholder of the Delaware Company; and


WHEREAS, the Board of Directors of the Company has directed that this Merger Agreement be submitted to a vote of its stockholders at the Annual Meeting of stockholders to be held on August 27, 2003, or at any and all adjournments thereof;


NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the Company and the Delaware Company hereby agree as follows:


     1. Merger. The Company shall be merged with and into the Delaware Company (the "Merger"), and the Delaware Company shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing an appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of New York and an appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").


     2. Governing Documents. The Certificate of Incorporation of the Delaware Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law. The By-laws of the Delaware Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation without change or amendment unless and until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation and applicable law.


     3. Succession. At the Effective Time, the separate corporate existence of the Company shall cease, and the Delaware Company shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and the Delaware Company shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company, all in the manner and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.


     4. Directors. The directors and the members of the various committees of the Board of the Company immediately prior to the Effective Time shall be the directors and members of such committees of the Surviving Corporation at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.


     5. Officers. The officers of the Company immediately preceding the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time until their successors are duly elected and qualified.


     6. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.


     7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:


          (a) every twenty (20) shares of New York Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one (1) fully paid and nonassessable share of Delaware Common Stock;


          (b) each share of Delaware Common Stock issued and outstanding in the name of the Company immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of Delaware Common Stock, and no shares of Delaware Common Stock or other securities of the Delaware Company shall be issued in respect thereof.


     8. Employee Option and Benefit Plans. Each option or other right to purchase or otherwise acquire shares of New York Common Stock evidenced by an option agreement (an "Option") or granted under any employee option, stock purchase or other benefit plan of the Company (collectively, the "Plans") which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and the Delaware Company hereby assumes the obligation to deliver) 1/20th number of shares of Delaware Common Stock, at an exercise price equal to twenty times the exercise price specified before the Merger, resulting in approximately the same aggregate price being required to be paid thereof upon exercise as immediately preceding the Merger, and upon the same terms, and subject to the same conditions, as set forth in the respective Plan as in effect immediately prior to the Effective Time. The same number of shares of Delaware Common Stock shall be reserved for purposes of the Plans as is equal to the proportional number of shares of New York Common Stock so reserved immediately prior to the Effective Time. The Delaware Company hereby assumes, as of the Effective Time, (i) the Plans and all obligations of the Company under the Plans, including the outstanding options, stock purchase rights or awards or portions thereof granted pursuant to the Plans and the right to grant additional options and stock purchase rights thereunder, (ii) all obligations of the Company under all other benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of the Effective Time and (iii) all obligations of the Company under any Options.


     9. Conditions to the Merger. The consummation of the Merger and the other transactions herein provided is subject to receipt prior to the Effective Time of the requisite approval of the Merger by the holders of New York Common Stock pursuant to the New York Business Corporation Law.


     10. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of New York Common Stock or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the shares of Delaware Common Stock or other securities of the Delaware Company, as the case may be, into which the shares of New York Common Stock or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock or other securities of the Delaware Company, as the case may be, evidenced by such outstanding certificate, as above provided.


     11. Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger
          Agreement prior to the Effective Time; provided, however, that no amendment, modification or supplement may be made after the adoption of this Merger Agreement by the stockholders of the Company which changes this Merger Agreement in a way which, in the judgment of the Board of Directors of the Company, would have a material adverse effect on the stockholders of the Company, unless such amendment, modification or supplement is approved by such stockholders.


     12. Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the stockholders of the Company, by action of the Board of Directors of the Company if:


          (a) the conditions specified in Section 9 hereof shall not have been satisfied or waived; or


          (b) the Board of Directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the merger would be inadvisable or not in the best interests of the Company and its stockholders.


     13. Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


     14. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.


     15. New York Appointment. The surviving Corporation hereby agrees that it may be served with process in the State of New York in any action or special proceeding for enforcement of any liability or obligation of the Company, the Delaware Company or the Surviving Corporation arising from the Merger. The Surviving Corporation appoints the Secretary of State of the State of New York as its agent to accept service of process of any such suit or other proceeding and a copy of such process shall be mailed by the Secretary of State of the State of New York to the Surviving Corporation at 18 East 48th Street, New York, New York 10017 c/o David Halperin P.C.


     16. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


IN WITNESS WHEREOF, the Company and the Delaware Company have caused this Merger Agreement to be executed and delivered as of the date first above written.


KBF POLLUTION MANAGEMENT, INC.
a New York corporation

    /s/ Kevin Kreisler
By: -------------------------------------------
Name: Kevin Kreisler
Title: President and Chief Executive Officer




VERIDIUM CORPORATION
a Delaware corporation

     /s/ Kevin Kreisler
By:  -------------------------------------------
Name: Kevin Kreisler
Title: President and Chief Executive Officer